EXHIBIT 99.2

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

BUCA, Inc. uses non-generally accepted accounting principles (non-GAAP) measures, such as “restaurant level cash flow” and “operating income before special charges,” to evaluate the performance of BUCA’s business operations.

BUCA’s management believes that the presentation of restaurant level cash flow provides useful information to investors to compare BUCA’s restaurant operating performance period over period. BUCA’s management also views restaurant level cash flow as an important indicator of BUCA’s financial performance as it measures profitability from BUCA’s restaurant operations.

BUCA’s management also believes that the presentation of operating income before special charges provides a useful analysis of BUCA’s ongoing operating trends and helps investors compare operating performance period over period.

Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of “Operating Income” to “Restaurant Level Cash Flow”

In the table below, we reconcile “operating income” (the most directly comparable GAAP financial measure) to “restaurant level cash flow” for all periods reported (amounts in thousands):

	Fiscal Year Ended
	December 26, 1999	December 31, 2000	December 30, 2001	December 29, 2002
Operating income	$1,492	$11,081	$10,280	$13,977

Special charges (1)			2,147	382
Pre-opening costs	3,600	4,423	3,464	2,599
General and administrative expenses	5,924	7,562	10,454	16,188
Depreciation and amortization	3,169	6,190	9,593	13,412

Restaurant level cash flow	$14,185	$29,256	$35,938	$46,558

(1)	Special charges in fiscal 2001 primarily include an asset impairment charge related to our lowest sales volume restaurant. Special charges in fiscal 2002 related to the write-off of lease development costs for unopened restaurants where development was cancelled because of a reduction in our development plans.

Reconciliation of “Operating Income” to “Operating Income Before Special Charges”

In the table below, we reconcile “operating income” (the most directly comparable GAAP financial measure) to “operating income before special charges” for all periods reported (amounts in thousands):

	Fiscal Year Ended
	December 26, 1999	December 31, 2000	December 30, 2001	December 29, 2002
Operating income	$1,492	$11,081	$10,280	$13,977
Special charges (1)			2,147	382

	Fiscal Year Ended
	December 26, 1999	December 31, 2000	December 30, 2001	December 29, 2002
Operating income before special charges	$1,492	$11,081	$12,427	$14,359

(1)	Special charges in fiscal 2001 primarily include an asset impairment charge related to our lowest sales volume restaurant. Special charges in fiscal 2002 related to the write-off of lease development costs for unopened restaurants where development was cancelled because of a reduction in our development plans.